SMITH BARNEY MUNI FUNDS
10f-3 REPORT
May 1, 1998 though July 31, 1998


				Trade						Purchase	% of
Issuer				Date	Selling Dealer		Amount
Price		Issue
Maine Muni Bank		5/7/98	Paine Webber		$3,000,000
	$100.00		4.07%
5.35% due 11/1/2018

Long Island Power Auth.		5/14/98	Bear Stearns		 3,000,000
97.004		4.16
5.00% due 12/1/2018
0.00% due 12/1/2017
0.00% due 12/1/2018

Florida Housing Finance		5/22/98	W.R. Hough		 2,000,000
100.00		1.95
5.35% due 1/1/2021

Maryland St. Hlth & Ed. 		6/19/98	Legg Mason		 1,500,000
97.837		3.92
5.00% due 7/1/2019

Wagne Charter Airport		7/8/98	ABN Amro		2,800,000
95.055		0.28
5.00% due 12/1/2028

New York State G.O.		7/13/98	Goldman Sachs		1,120,000
98.471		0.46
5.00% due 9/15/2016
5.00% due 9/15/2017

NYS Dorm Mental Health		7/17/98	Bear Stearns		 5,745,000
93.289		6.55
4.75% due 2/15/2025

Triborough Bridge & Tunnel	7/24/98	Bear Stearns		 1,340,000
98.510		2.12
5.00% due 1/1/2016